Exhibit 99.1

AMETEK to Acquire FARO Technologies

Berwyn, Pa., and Lake Mary, Fla., May 6, 2025 - AMETEK, Inc. (NYSE: AME) and FARO Technologies, Inc. (Nasdaq: FARO) today announced that they have entered into a definitive agreement under which AMETEK will acquire all outstanding shares of FARO Technologies common stock for $44 per share in cash, which represents an approximate 40% premium to FARO’s closing price on May 5, 2025. The transaction values FARO at an enterprise value of approximately $920 million. The boards of directors of both companies have unanimously approved the transaction.

Founded in 1981 and headquartered in Lake Mary, Florida, FARO Technologies is a leading provider of 3D measurement and imaging solutions, including portable measurement arms, laser scanners and trackers, software solutions, and comprehensive service offerings. FARO’s precision manufacturing and digital reality solutions serve a diverse range of end markets. The company has annual sales of approximately $340 million.

“FARO is an outstanding acquisition for AMETEK and an excellent strategic fit with our Ultra Precision Technologies division,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “FARO’s differentiated 3D metrology and imaging solutions expand our presence in attractive growth markets. Its strong brand, global customer base, employees and technology capabilities complement our existing Creaform business and provide compelling opportunities for growth and margin expansion.”

“We are excited to join AMETEK and its portfolio of industry-leading technology businesses,” said Peter Lau, President, Chief Executive Officer & Director of FARO Technologies. “With AMETEK’s global scale, operational excellence, and commitment to innovation, we are well-positioned to accelerate our growth and continue delivering cutting-edge solutions to our customers around the world.”

The closing of the transaction is subject to customary closing conditions, including applicable regulatory approvals. The closing of the transaction is also subject to approval of FARO Technologies shareholders. The transaction is expected to be completed in the second half of 2025.

About AMETEK

AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

About FARO Technologies

For more than 40 years, FARO Technologies has provided industry-leading technology solutions that enable customers to measure their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven reliable accuracy, precision, and immediacy. For more information, visit www.faro.com.

Forward Looking Statements

Statements in this release that are not strictly historical, including statements regarding the proposed merger, the expected timetable for completing the merger and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: general economic conditions and conditions affecting the industry in which FARO operates; the uncertainty of regulatory approvals; adoption of the merger agreement by FARO shareholders; the parties’ ability to satisfy the closing conditions and consummate the merger; AMETEK’s ability to successfully integrate FARO’s operations and employees with AMETEK’s existing business; and the ability to realize anticipated growth, synergies and cost savings. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AMETEK’s and FARO’s respective Securities and Exchange Commission (the “SEC”) filings, including each company’s most recent, respective Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Additional Information and Where to Find It

This communication relates to the proposed merger of FARO Technologies into a wholly owned subsidiary of AMETEK, pursuant to the terms of the merger agreement. A special meeting of the shareholders of FARO Technologies will be announced as promptly as practicable to seek shareholder approval in connection with the proposed merger. FARO expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. INVESTORS AND SHAREHOLDERS OF FARO TECHNOLOGIES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FARO, AMETEK, MERGER SUB AND THE MERGER. Shareholders may obtain a free copy of these materials (when they are available) and other documents filed by FARO with the SEC at the SEC’s website at www.sec.gov, at FARO’s website at http://www.faro.com or by sending a written request to FARO’s Corporate Secretary at its principal executive offices at 125 Technology Park, Lake Mary, Florida 32746.

Participants in the Solicitation

FARO Technologies, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from FARO’s shareholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FARO Technologies shareholders in connection with the merger and any direct or indirect interests they have in the merger will be set forth in FARO’s definitive proxy statement for its special shareholder meeting when it is filed with the SEC. Information relating to the foregoing can also be found in FARO’s Annual Report

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on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 24, 2025 and their definitive proxy statement for its 2025 Annual Meeting of Shareholders (the “Annual Meeting Proxy Statement”) filed with the SEC on April 10, 2025. To the extent that holdings of FARO’s securities by the directors and executive officers of FARO have changed from the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Contacts:

Kevin Coleman

Vice President, Investor Relations and Treasurer

AMETEK, Inc.

kevin.coleman@ametek.com

Phone: 610-889-5247

Matthew Horwath

Chief Financial Officer

FARO Technologies, Inc.

IR@FARO.com

Phone: 407-562-5005

Erica Mannion & Mike Funari

Sapphire Investor Relations, LLC

FARO Technologies, Inc.

IR@FARO.com

Phone: 407-562-5005

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